Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Blackboxstocks, Inc.

(Exact name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other(2)	482,500 shares(3)	$2.99	$1,442,675	0.0001102	$158.98
	Equity	Common Stock, $0.001 par value per share	Other(2)	15,000 shares(3)	$4.96	$74,400	0.0001102	$8.20
	Equity	Common Stock, $0.001 par value per share	Other(2)	50,000 shares(3)	$3.42	$171,000	0.0001102	$18.84
	Equity	Common Stock, $0.001 par value per share	Other(2)	15,000 shares(3)	$3.19	$47,850	0.0001102	$5.27
	Equity	Common Stock, $0.001 par value per share	Other(2)	25,000 shares (3)	$1.71	$42,750	0.0001102	$4.71
	Equity	Common Stock, $0.001 par value per share	Other(2)	22,000 shares (3)	$1.54	$33,880	0.0001102	$3.73
	Equity	Common Stock, $0.001 par value per share	Other(2)	5,000 shares(3)	$1.05	$5,250	0.0001102	$0.58
	Equity	Common Stock, $0.001 par value per share	Other(2)	11,667 shares(3)	$1.02	$11,900	0.0001102	$1.31
	Equity	Common Stock, $0.001 par value per share	Other(2)	1,817,785 shares(4)	$.65	$1,181,560	0.0001102	$130.21
	Total Offering Amounts				--	$3,011,265	--	$331.84
	Total Fees Previously Paid				--	--	--	--
	Total Fee Offsets				--	--	--	--
	Net Fee Due				--	--	--	$331.84

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock (the “Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price of shares authorized for issuance under the Registrant’s 2021 Stock Incentive Plan are based upon the average of the high and low prices of the Common Stock on February 7, 2023, as reported on the Nasdaq Capital Market.

(3)	Represents Common Stock issuable under stock option awards granted under the Registrant’s 2021 Stock Incentive Plan.
(4)	Represents shares of Common Stock authorized for issuance under the Registrant’s 2021 Stock Incentive Plan.